Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered effective the 1st day of January, 2007, by and between Smart Document Solutions, LLC (the “Company”) and Peter A. Schmitt (“Employee”).

R E C I T A L S

WHEREAS, the Company desires to employ Employee and to have the benefit of his skills and services, and Employee desires to accept employment with the Company, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein, and the performance of each, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENTS

1. Term. The initial term of this Agreement shall begin on January 1, 2007 (the “Effective Date”), and continue through January 1, 2009 (the “Initial Term”). The Agreement shall be renewable for successive one-year terms thereafter at the discretion of the Company (each, as applicable, a “Renewal Term”). In the event the Company chooses not to renew this Agreement at the conclusion of the Initial Term, the Company shall give Employee sixty (60) days advance written notice of such intent. Failing such notice, this Agreement shall automatically renew for an additional one-year period and shall thereafter renew annually on January 1 subject to the Company’s right to provide sixty (60) days advance written notice of its intention not to renew the Agreement (also a “Renewal Term”; the Initial Term and all Renewal Term(s) collectively constituting the “Term”).

2. Position and Duties. The Company hereby employs Employee as the Chief Financial Officer of the Company. Employee shall have such responsibilities, duties, and authorities as are assigned to him by the Company’s Chief Executive Officer; provided that all such services and functions shall be reasonably consistent with the position of Chief Financial Officer, and within Employee’s area of expertise. Employee shall fulfill his duties and responsibilities in a reasonable and appropriate manner and in compliance with the Company’s published policies and practices and the laws and regulations that apply to the Company’s operation and administration. Employee shall devote his full business time and attention to the business and affairs of the Company and shall not be engaged in or employed by any other business enterprise (other than those Employee was involved in as of the Effective Date and which have been disclosed to the Company’s Chief Executive Officer) without the written approval of the Company’s Chief Executive Officer.

3. Compensation. For all services rendered by Employee, the Company shall compensate Employee as follows:

(a) Base Salary. As of the Effective Date, the gross annual salary payable to Employee shall be not less than Two Hundred Fifty Thousand Dollars ($250,000) per year (the “Base Salary”) payable on a regular basis in accordance with the Company’s standard payroll procedures, but not less than monthly. For the fiscal year commencing October 1, 2007 and following each subsequent fiscal year during the Term, the Base Salary shall be subject to annual review by the Company’s Board of Directors (the “Board”) (or the appropriate committee thereof).

(b) Perquisites and Benefits. Employee shall be entitled to the same perquisites and benefits as are made available to other senior executive employees of the Company, as well as such other perquisites or benefits as may be specified from time to time by the Board, including not less than four (4) paid weeks of vacation per year. Such benefits shall include, at a minimum and without limitation, welfare benefit plans and programs (including medical, dental, disability, life insurance and other welfare benefits that may be offered by the Company from time to time), participation in a retirement savings plan and participation in any other incentive or deferred compensation programs that may be available.

(c) Annual Bonus. Employee shall be eligible for an annual bonus of fifty percent (50%) of the then current Base Salary as determined by the Board based upon Company financial and other goals to be proposed annually by Employee and approved by the Board.

(d) Options. The Company acknowledges that Employee is the holder of Options (as defined in the Option Plan) to purchase an aggregate of 150,263 Units (as defined in the Option Plan) pursuant to (i) the Option Grant and Agreement, effective October 11, 2002, granting Employee an Option to purchase 105,263 Units (the “2002 Option Agreement”) and (ii) the Option Grant and Agreement, effective November 15, 2005, granting Employee an Option to purchase 45,000 Units (the “2005 Option Agreement” and, together with the 2002 Option Agreement, the “Option Agreements”). For purposes of this Agreement, the “Option Plan” means the Smart Document Solutions, LLC 2002 Option Plan, effective October 11, 2002.

(e) Expense Reimbursement. The Company shall reimburse Employee for (or, at the Company’s option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services hereunder during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement or payment, and in a format and manner consistent with the Company’s expense reporting policies and applicable federal and state tax recordkeeping requirements.

4. Place of Performance. Employee shall carry out his duties and responsibilities hereunder principally in and from the metropolitan area of Atlanta, Georgia, and shall not be required to relocate his residence from the Atlanta, Georgia metropolitan area without his consent.

5. Termination; Rights on Termination. Employee’s employment may be terminated in any one of the following ways, prior to the expiration of the Term:

(a) Termination by the Company for Good Cause. The Company may terminate the Term and Employee’s employment for Good Cause (as defined below), effective as of the date determined by the Company upon written notice provided to Employee. “Good

Cause” shall mean: (i) Employee’s material breach of this Agreement if such breach has not been cured within twenty (20) days after written notice by the Company to Employee specifying the performance or nonperformance constituting such breach; (ii) Employee’s negligence in the performance or nonperformance of any of Employee’s material duties or responsibilities after notice by the Company specifying the performance or nonperformance by Employee that constitutes negligence of Employee’s material duties or responsibilities if such negligence has not been cured within twenty (20) days after receipt by Employee of such notice; (iii) Employee’s dishonesty, fraud, or misconduct which has a material adverse effect on the interests of the Company; or (iv) Employee’s conviction of a felony or conviction of a misdemeanor involving theft, fraud, dishonesty, or act of moral turpitude, or a plea of “guilty” to the same, subject to confirmation by the Board at a duly called meeting. In the event of termination of Employee’s employment for Good Cause, no compensation or benefits shall be payable to Employee after the date of termination, except as provided for in Paragraph 5(g).

(b) Termination for Employee’s Death or Disability. In the event that Employee dies or becomes Disabled (as defined below), no compensation or benefits shall be payable to Employee or his estate after the date of termination, except as provided for in Paragraph 5(g). “Disabled” shall mean that Employee has a physical or mental disability that, after the expiration of more than 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Employee or his legal representatives (such agreement to acceptability not be withheld unreasonably).

(c) Termination by the Company Without Good Cause. At any time during the Term, the Company may, without Good Cause and for any reason whatsoever, terminate the Term and Employee’s employment, effective sixty (60) days after written notice is provided to Employee. In the event Employee’s employment is terminated by the Company without Good Cause, or the Company elects not to renew this Agreement pursuant to Paragraph 1, Employee shall be entitled to compensation pursuant to Paragraph 5(g). If Employee’s employment is terminated by the Company without Good Cause, or the Company elects not to renew this Agreement pursuant to Paragraph 1, and Employee signs a mutual general release of claims in substantially the form attached as Exhibit A (the “General Release”) and Employee does not revoke such General Release, in addition to payment of compensation pursuant to Paragraph 5(g), Employee shall also be entitled to the following once the General Release becomes effective pursuant to its terms: (i) salary continuation in an amount equal to his then current annual Base Salary (less applicable withholding for payroll and other taxes) payable in twelve (12) equal consecutive monthly installments, the first installment to be paid within ten (10) days of the date the General Release becomes effective and the remaining installments to be paid thereafter on the first business day of each calendar month commencing in the month following the month he receives his first salary continuation payment; (ii) if Employee elects continued coverage under the Company’s group health plan for himself and/or his qualified dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the portion of the costs that are paid by the Company for active employees who are senior executives for the continued group health plan coverage until the earlier of: (a) the first anniversary of the effective date of Employee’s employment termination, or (b) such time as Employee is no longer eligible for COBRA continuation coverage; and (iii) the Company shall maintain in full force and effect, at the sole cost of the Company for the continued benefit of the Employee and his dependents until the first anniversary of the effective date of the Employee’s employment termination, each of the Company sponsored life and disability insurance benefits in effect as of the date of termination or substantially comparable substitute benefits.

(d) Termination by Employee for Good Reason. Employee may terminate Employee’s employment and the Term in the event the Employment Agreement remains in effect for “Good Reason,” effective ten (10) days after written notice is provided to the Company. “Good Reason” shall mean: (i) a material reduction in Employee’s position, authority, duties or responsibilities; (ii) a reduction in salary; (iii) failure by the Company to maintain or substitute a benefit program, or any other action by the Company intended to diminish the benefits to Employee of any such program, in either case, if the resulting reduction in benefits is material to Employee’s overall compensation; (iv) failure to require a successor to assume, honor and perform this agreement other than an insubstantial or inadvertent failure promptly remedied by the Company after receipt of written notice thereof from Employee; or (v) the Company’s breach of Paragraph 4 of this Agreement. “Good Reason” does not include death or disability. In the event Employee’s employment is terminated for Good Reason, Employee shall be entitled to compensation pursuant to Paragraph 5(g). If Employee’s employment is terminated for Good Reason and Employee signs the General Release and Employee does not revoke such General Release, in addition to the payment of compensation in Paragraph 5(g), Employee shall also be entitled to the following once the General Release becomes effective pursuant to its terms: (i) salary continuation in an amount equal to his then current annual Base Salary (less applicable withholding for payroll and other taxes) payable in twelve (12) equal consecutive monthly installments, the first installment to be paid within ten (10) days of the date the General Release becomes effective and the remaining installments to be paid thereafter on the first business day of each calendar month commencing in the month following the month he receives his first salary continuation payment; and (ii) if Employee elects continued coverage under the Company’s group health plan for himself and/or his qualified dependents pursuant to COBRA, the Company shall pay the portion of the costs that are paid by the Company for active employees who are senior executives for the continued group health plan coverage until the earlier of: (a) the first anniversary of the effective date of Employee’s employment termination, or (b) such time as Employee is no longer eligible for COBRA continuation coverage; and (iii) the Company shall maintain in full force and effect, at the sole cost of the Company for the continued benefit of the Employee and his dependents until the first anniversary of the effective date of the Employee’s employment termination, each of the Company sponsored life and disability insurance benefits in effect as of the date of termination or substantially comparable substitute benefits.

(e) Specified Employee. Notwithstanding the provisions of Paragraph 5(c) Paragraph 5(d), or Paragraph 5(g), if Employee is a “specified employee” (as defined for purposes of Code Section 409A), then all payments to which Employee is entitled under Paragraph 5(c) or Paragraph 5(d) (which are in addition to the payments to which Employee is entitled under Paragraph 5(g)) shall be delayed to the minimum extent necessary to avoid the imposition of additional tax under Code Section 409A.

(f) Termination by Employee Without Good Reason. Employee may resign or terminate his employment hereunder for any reason or no reason, effective sixty (60) days after written notice is provided to the Company. In such event, no compensation or benefits shall be payable to Employee after the date of termination, except as provided for in Paragraph 5(g).

(g) Payment Through Termination. Upon termination of Employee’s employment for any reason provided for in this Agreement, Employee shall be entitled to receive all Base Salary earned but not paid, any bonus earned but not yet paid for Employee’s performance during a completed, prior, period (with the understanding that (i) a bonus will be deemed to have been earned only if Employee has satisfied all performance criteria for such bonus, other than continued employment beyond the period during which such performance criteria are to be tested unless such continued employment is specified as a performance criteria and (ii) it is not the intent of this Section 5(g) that Employee be entitled to any pro rata bonus for any partial year or other bonus period worked) and all benefits and reimbursements due through the effective date of termination (including payment for accrued unused vacation). In addition, the Company shall offer Employee and his qualified dependents continued coverage under the Company’s group health plan, as required by COBRA, at Employee’s cost, so long as Employee or his dependents are eligible for COBRA coverage. No other compensation or benefits will be due or payable to Employee subsequent to termination, except as provided by this Agreement or required by law or as may be expressly set forth in any separate benefit plan.

(h) Termination of Obligations for Breach of Employee’s Obligations. Subject to and without waiver of the Company’s other rights and remedies, all obligations of the Company and rights of the Employee to payments under this Paragraph 5 shall cease as of the date that the Employee commits a material breach of an obligation under Paragraphs 7 through 10 hereof.

(i) Provisions that Survive Termination of Agreement. All rights and obligations of the Company and Employee under this Agreement, except with respect to those that are on their face continuing in nature, shall cease as of the effective date of termination, and further provided that (i) the Company’s obligations under Paragraph 5 shall survive such termination in accordance with its terms, and (ii) Employee’s and Company’s obligations under Paragraphs 7 through 10, 16, and 17 shall survive such termination in accordance with their terms.

(j) Right to Offset. In the event of any termination of Employee’s employment under this Agreement for any reason, the Company’s obligation to make any payments hereunder shall be subject to offset for any loans or other documented payment or reimbursement obligations that Employee has to the Company, under the Company’s published policies and practices. All payments and benefits payable under this Agreement are gross payments subject to applicable withholdings.

(k) Limitation on Compensation; Gross Up Payment for Golden Parachute Excise Taxes. All payments and compensation paid or payable to or for the benefit of Employee (whether paid or payable pursuant to the terms of this Agreement or otherwise) that would be included in the calculation of a “parachute payment” to Employee as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) are referred to herein as “280G Compensation.” The amount equal to three times Employee’s “base amount” as defined in Code Section 280G(b)(3), less one hundred dollars ($100.00), shall be referred to herein as the “280G Limit.”

Regardless of the outcome of the shareholder vote described below in this Paragraph 5(k), Employee will be entitled to receive the amount of 280G Compensation that does not exceed the 280G Limit. As soon as administratively possible following the execution of an agreement pursuant to which either (i) a change in the ownership or effective control of the Company or (ii) a change in the ownership of a substantial portion of the Company’s assets will occur, then, the Company shall use its best efforts to obtain approval, in accordance with the shareholder approval requirements of Code Section 280G(b)(5), with respect to Employee’s right to receive the amount of 280G Compensation, if any, that exceeds the 280G Limit. If such shareholder approval is not obtained, and Employee would otherwise be the recipient of 280G Compensation, Employee shall not be entitled to receive the amount of any such 280G Compensation that exceeds the 280G Limit.

If the foregoing shareholder approval is obtained and payment of the 280G Compensation is made, and following such payment it is determined by the Company’s independent accountants or the Internal Revenue Service that the shareholder approval requirements of Code Section 280G(b)(5) were not satisfied or for any other reason an excise tax would be assessed with respect to some or all of the 280G Compensation under Code Section 4999, Employee agrees to repay to the Company, or its successor, upon demand the amount of 280G Compensation which he received that exceeds the 280G Limit but shall not be required to repay more than $50,000. Employee’s obligation to repay 280G Compensation up to $50,000 shall not apply unless the repayment would reduce the amount of 280G Compensation below the 280G Limit. If the repayment of the 280G Compensation as described herein would not avoid the assessment of an excise tax under Code Section 4999, Employee shall be entitled to retain the 280G Compensation and receive a Gross Up Payment (as defined herein) from the Company or its successor promptly after either: (i) the Company’s independent accountants determine that any payments and benefits called for under this Agreement together with any other payments and benefits made available to Employee by the Company and any other person will result in Employee’s being subject to an excise tax under Code Section 4999, or (ii) such an excise tax is assessed against Employee, provided, however, that the Employee takes such action (in addition to any repayment of 280G Compensation as provided herein) as the Company reasonably requests under the circumstances to mitigate or challenge such excise tax. If the Company reasonably requests that Employee take action to mitigate or challenge, or to mitigate and challenge any such excise tax (other than waiving Employee’s right to any payments or benefits in excess of the payments or benefits which Employee has expressly agreed to waive under this Paragraph 5(k)), and Employee complies with such request, then the Company shall provide Employee with such information and such expert advice and assistance from the Company’s independent accountants, lawyers and other advisors as Employee may reasonably request and the Company shall pay for all expenses of such advisors and the reasonable expenses of Employee incurred in effecting such action.

The term “Gross Up Payment” as used in this Agreement shall mean a payment to or on behalf of Employee which shall be sufficient to pay (i) 100% of any excise tax described in this Paragraph 5(k), (ii) 100% of any federal, state and local income tax and social security and other employment tax on the payment made to pay such excise tax as well as any additional excise or other taxes on such payment, (iii) 100% of any interest, penalties or other amounts assessed by the Internal Revenue Service on Employee which are related to the timely payment of such excise tax (unless such interest or penalties are attributable to Employee’s willful misconduct or gross negligence with respect to such timely payment), and (iv) solely in the event of nonpayment of any of the amounts set forth in clauses (i), (ii) or (iii) above, any loss, cost, damage or expense (including without limitation, reasonable attorneys fees and expenses) incurred by Employee in (A) responding to the Internal Revenue Service in its assessment of the excise tax as a result of such non-payment or (B) collecting the Gross Up Payment from the Company. Notwithstanding the foregoing, the amount of the Gross Up Payment shall not exceed $5,000,000.

Any determinations under this Paragraph 5(k) shall be made in accordance with Code Section 280G and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law. If the Company reasonably requests that Employee take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment (in addition to any repayment of 280G Compensation as provided herein), the Company or its successor shall provide Employee with such information and such expert advice and assistance from the Company’s independent accountants, lawyers and other advisors as Employee may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

6. [Intentionally Omitted.]

7. Employee Covenants.

(a) During the Term and for a period of twelve (12) months thereafter, Employee shall not, either directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):

(i) engage, within the Territory (as defined below), as an officer, director, owner, partner, member, or in a senior managerial capacity (whether as an employee, independent contractor, or consultant), in any business engaged in the Business of the Company (as defined below), provided that, notwithstanding anything in this Paragraph 7 to the contrary, nothing herein shall prohibit Employee from owning or acquiring a passive investment of five percent (5%) or less of the outstanding capital stock of a publicly held corporation or organization engaged in the Business of the Company in the Territory, provided that Employee does not, directly or indirectly, participate in the management or operation of such publicly held corporation or organization; or

(ii) solicit or attempt to solicit, recruit or attempt to recruit any employee, agent, or contract worker of the Company or the Associated Companies (as defined below) with whom Employee had contact during the course of his employment with the Company; or

(iii) solicit or attempt to solicit any Business of the Company from any Person who, as of the date of the solicitation or attempted solicitation or within twelve (12) months prior to that date, is or was a commercial customer of the Company, with whom Employee had contact (through sales calls, presentations, or other business dealings) at any time during the preceding twenty-four (24) months of employment with the Company; or

(iv) solicit or attempt to solicit, recruit or attempt to recruit any employee, agent, or contract worker of a material supplier of the Company who, as of or within the prior twelve (12) months is or was a material supplier of the Company with whom Employee had contact through business dealings during the course of his employment with the Company.

(b) Non-Disparagement. Except as otherwise required by law, Employee hereby agrees and covenants that he shall not, at any time following the effective date of his employment termination and while any payment or benefit is owed him by the Company hereunder, make any statement, written or verbal, in any forum or media, or take any other action, which has a material adverse affect on or which is flagrantly disparaging of the Company, the Business of the Company, or any of the Releasees (as defined in Exhibit A).

(c) For purposes of Paragraphs 7 through 10:

(i) References to “the Territory” shall mean the continental United States, which Employee acknowledges is the area in which he will perform services for the Company.

(ii) References to “the Associated Companies” shall mean the Company’s direct and indirect subsidiaries and any company in which the Company has a twenty percent or greater ownership interest.

(iii) References to “the Business of the Company” shall mean the medical record release of information business and electronic medical record retrieval of information business.

(d) The covenants in this Paragraph 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Paragraph 7 relating to the time period, scope, or geographic areas of the restrictive covenants shall be declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period, scope, or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

(e) All of the covenants in this Paragraph 7 shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Employee may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

(f) Employee has carefully read and considered the provisions of this Paragraph 7 and, having done so, agrees that the restrictive covenants in this Paragraph 7 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company and its officers, directors, employees, and stockholders.

8. Trade Secrets and Confidential Information.

(a) For purposes of this Paragraph, “Confidential Information” means any data or information (other than Trade Secrets and Previously Acquired Knowledge) that is valuable to the Company (or, if owned by someone else, is valuable to that third party) and not generally known to the public or to competitors in the industry, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs and processes; stockholder information; pricing, cost, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; and personnel. “Trade Secret” means information (other than Previously Acquired Knowledge) including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Previously Acquired Knowledge” means information acquired by Employee on or prior to the Effective Date as a result of his experience in the healthcare information industry, including his knowledge and experience with business, operational and marketing plans and strategies similar to those of the Company.

(b) Employee acknowledges that he is employed by the Company in a confidential relationship wherein he, in the course of his employment with the Company, has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the Company and the Associated Companies. Accordingly, he is willing to enter into the covenants contained in Paragraphs 7, 8, and 9 of this Agreement in order to provide the Company with what he considers to be reasonable protection for its interests.

(c) Employee hereby agrees that, during the Term and for a period of twelve (12) months thereafter, he will hold in confidence all Confidential Information of the Company and the Associated Companies that came into his knowledge during his employment by the Company and will not disclose, publish or make use of such Confidential Information without the prior written consent of the Company.

(d) Employee hereby agrees to hold in confidence all Trade Secrets of the Company and the Associated Companies that came into his knowledge during his employment by the Company and shall not disclose, publish, or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.

(e) Notwithstanding the foregoing, the provisions of this Paragraph will not apply to (i) information required to be disclosed by Employee in the ordinary course of his duties hereunder or (ii) Confidential Information or Trade Secrets that otherwise becomes generally known in the industry or to the public through no act of Employee or any person or entity acting by or on Employee’s behalf.

(f) The parties agree that the restrictions stated in this Paragraph 8 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s rights under applicable state law to protect its trade secrets and confidential information.

9. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, customer databases, and other property delivered to or compiled by Employee by or on behalf of the Company (including the respective subsidiaries thereof) or its representatives, vendors or customers which pertain to the Business of the Company (including the respective subsidiaries thereof) shall be and remain the property of the Company, and be subject at all times to its discretion and control. Upon the request of the Company and, in any event, upon the termination of Employee’s employment with the Company, Employee shall deliver all such materials to the Company. Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities or future plans of the Company which are collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee’s employment.

10. Work Product and Inventions.

(a) Works. Employee acknowledges that Employee’s work on and contributions to documents, programs, methodologies, protocols, and other expressions in any tangible medium which have been or will be prepared by Employee, or to which Employee has contributed or will contribute, in connection with Employee’s services to the Company (collectively, “Works”), are and will be within the scope of Employee’s services and part of Employee’s duties and responsibilities. Employee’s work on and contributions to the Works will be rendered and made by Employee for, at the instigation of, and under the overall direction of, the Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws. However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire”, Employee hereby assigns, grants, and delivers exclusively and throughout the world to the Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Employee agrees to cooperate with the Company and to execute and deliver to the Company, its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights, in and to the Works, and Employee constitutes and appoints the Company as its agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this Paragraph 11(a), Employee agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its sole discretion, may determine.

(b) Inventions and Ideas. Employee shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of Employee in any way connected with Employee’s services or related to the Business of the Company, the Company’s research or development, or demonstrably anticipated research or development (developed alone or with others), conceived or made during the Term or within three (3) months thereafter, other than those ideas solely related to the Excluded Invention (as defined below), and hereby assigns to the Company any such invention or idea. Employee agrees to cooperate with the Company and sign all papers deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints the Company as its agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company’s written notification that this assignment does not apply to an invention (an “Excluded Invention”) for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to the Business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

11. No Prior Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other person or entity.

12. Assignment; Binding Effect. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience, and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. The Company may assign this Agreement only to the purchaser of substantially all of the assets of the Company, provided that any such assignee shall assume this Agreement in a writing delivered to Employee. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, legal representatives, successors, and assigns.

13. Complete Agreement; Waiver; Amendment. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement of expression of the agreement between the Company and Employee with respect to the subject matter hereof, supersedes all other agreements as to the same subject matter (except for the Option Agreements which shall continue in effect) and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this agreement may be waived except by a writing signed by the party waiving the benefit of such term.

14. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	Smart Document Solutions, LLC Attn: Chief Executive Officer 120 Bluegrass Valley Parkway Alpharetta, Georgia 30005 Telephone No.: (770) 360-1700 Facsimile No.: (770) 360-1705

With a copy to:	Arcapita, Inc. Attn.: Mr. Charles H. Ogburn 75 Fourteenth Street, 24th Floor Atlanta, Georgia 30309 Telephone No.: (404) 920-9000 Facsimile No.: (404) 920-9001

To Employee:	Mr. Peter A. Schmitt 5565 Bannergate Drive Alpharetta, Georgia 30022

Each party shall advise the other of any address change during the Term.

15. Severability; Headings. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of any arbitrator or by decree of a court of last resort, the parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

16. Equitable Remedy. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants set forth in Paragraphs 7 through 10, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company at law or in equity, the Company shall be entitled to seek specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of Employee’s covenants. Likewise, Employee may seek injunctive or equitable relief against enforcement of any of the covenants in Paragraphs 7 through 10.

17. Arbitration. Except for an action for injunctive or equitable relief as described in Paragraph 16, any disputes or controversies arising under this Agreement (including as to arbitrability) will be settled by arbitration in Atlanta, Georgia, through the use of and in accordance with the then applicable rules of the American Arbitration Association relating to arbitration of employment disputes and pursuant to the Federal Arbitration Act. The determination and findings of such arbitrator(s) will be binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction.

PAS

Employee’s

Initials

18. Jointly Drafted. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

19. No Obligation to Mitigate. Employee shall not be required to mitigate the amount of any payment provided for in Paragraph 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Paragraph 5 be reduced by any compensation earned by Employee as a result of employment by another employer or otherwise.

20. Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Georgia, not including the choice-of-law rules thereof. Subject to Paragraph 17, all disputes arising from or relating to this Agreement shall be subject to the exclusive jurisdiction of and be litigated in the state or federal courts located in the State of Georgia. All parties hereby consent to the exclusive jurisdiction and venue of such courts for the litigation of all disputes and waive any claims of improper venue, lack of personal jurisdiction, or lack of subject matter jurisdiction as to any such disputes.

21. Attorney’s Fees. The losing party shall be liable to the prevailing party for its reasonable costs and attorney’s fees incurred in any action for breach or to enforce this Agreement.

22. Code Section 409A. The Company and Employee intend for this Agreement to comply with the requirements of Code Section 409A. If any provision of this Agreement is determined not to satisfy the requirements of Code Section 409A, then the Company and Employee agree that, to the extent practicable, each of the Company and Employee shall operate in good faith compliance with the requirements of Code Section 409A and shall amend this Agreement to reflect such requirements on or before December 31, 2007 (or such later date as may be permitted for amendment to comply with the requirements of Code Section 409A).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the date first written above.

SMART DOCUMENT SOLUTIONS, LLC

By:	/s/ Authorized Signatory
Title:	Pres & CEO

EMPLOYEE:

/s/ Peter A. Schmitt
Peter A. Schmitt

EXHIBIT A

MUTUAL GENERAL RELEASE AND COVENANT NOT TO SUE

This MUTUAL GENERAL RELEASE AND COVENANT NOT TO SUE (the “Release”) is made as of                         ,          (the “Release Date”) by and between Smart Document Solutions, LLC, (the “Company”) and Peter A. Schmitt (“Employee”).

1. In consideration of:

(i) salary continuation payments equal to Employee’s current annual Base Salary (as defined in the Employment Agreement dated January 1, 2007 by and between the Company and the Employee; the “Employment Agreement”), less applicable withholding for payroll and other taxes, with such payments to be made as provided in the Employment Agreement;

(ii) the Company’s payment of the portion of the costs that are paid by the Company for active employees who are senior executives for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) until the earlier of: (a) the first anniversary of the effective date of Employee’s employment termination, or (b) such time as Employee is no longer eligible for COBRA continuation coverage; and

(iii) the Company’s release and other promises herein,

the sufficiency of which consideration the parties hereby acknowledge, Employee hereby knowingly and voluntarily releases, discharges, and covenants not to sue the Company, its predecessors, successors, parents, subsidiaries, affiliates, divisions, and Assignees, and their respective current and former employees, officers, directors, shareholders, representatives, benefits plans and benefits plans administrators or agents (collectively referred to herein as “Releasees”), collectively, separately, and severally, from and for any and all state, local or federal claims, causes of action, liabilities, and judgments of every type and description whatsoever, known and unknown (including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act of 1938, as amended; the Americans with Disabilities Act; wrongful discharge; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable) which he, his heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against the Company and

Releasees for any reason whatsoever, except as set forth in Section 4 of this Release. Employee specifically waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by him to exist.

2. Employee also hereby knowingly and voluntarily releases and discharges the Company and Releasees, collectively, separately and severally, from and for any and all liability, claims, allegations, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which Employee, Employee’s heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against the Company or Releasees. Notwithstanding any other provision or section of this Agreement, Employee does not hereby waive any rights or claims under the ADEA that may arise after the date on which the Agreement is signed by him.

3. Employee further understands that he is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Company or Releasees. Employee also waives and releases any and all right to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Company or Releasees.

4. Employee’s release of claims does not apply to any post-termination claim that Employee may have for benefits under the provisions of any employee benefit plan maintained by the Company, or to any payments to which Employee is or may hereafter be entitled under Paragraphs 5(c) or 5(d) or any other provision, as applicable, of the Employment Agreement, or to any right or claim that survives termination of Employee’s employment under the terms of the Employment Agreement or the Option Agreements. Employee’s release of claims shall not apply to any claims Employee might have to indemnification under any applicable Georgia Statute, or other applicable statute or regulation, or the Company’s by-laws, or otherwise.

5. Employee hereby acknowledges and represents that (a) he has been given a period of at least twenty-one (21) days to consider the terms of this Agreement, (b) the Company has advised or hereby advises him in writing to consult with an attorney prior to executing this Agreement, and (c) he has received valuable and good consideration to which he is otherwise not entitled in exchange for his execution of this Agreement.

6. Employee and the Company hereby acknowledge this Agreement shall not become effective or enforceable until the eighth (8th) day after it is executed by Employee (“Effective Date”) and that Employee may revoke this Agreement at any time before the Effective Date. Employee has been informed and understands that any such revocation must be in writing and delivered to the Company by hand, or sent by mail within the 7-day revocation period. If delivered by mail, the revocation must be: (1) postmarked within the 7-day revocation period, (2) properly addressed as set forth below, and (3) sent by certified mail, return receipt requested.

Proper Notice Address for Revocation Purposes

Mr. Charles H. Ogburn

Arcapita, Inc.

75 Fourteenth Street

24th Floor

Atlanta, GA 30309

7. Employee agrees that he has not heretofore assigned, transferred or hypothecated nor attempted to assign, transfer or hypothecate any interest he may have in the released claims.

8. In consideration of Employee’s release and other promises herein, the sufficiency of which consideration the parties hereby acknowledge, the Company hereby releases, discharges, and covenants not to sue Employee from and for any and all state, local or federal claims, causes of action, liabilities, and judgments of every type and description whatsoever, known and unknown (including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act of 1938, as amended; the Americans with Disabilities Act; wrongful discharge; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self- publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable) which the Company may have or claim to have against the Employee for any reason whatsoever. The Company specifically waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by it to exist.

9. The Company’s release of claims shall not apply to Employee’s obligations under Paragraphs 7 through 10, 16 and 17 of the Employment Agreement.

10. Company agrees that it has not assigned, transferred or hypothecated nor attempted to assign, transfer or hypothecate any interest it may have in the released claims. This Release is assignable by the Company to any person or entity which acquires all or substantially all of the business of the Company, whether by merger, sale of assets or otherwise (an “Assignee”).

11. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of Georgia without regard to choice of law principles.

EMPLOYEE:

Peter A. Schmitt	Date

SMART DOCUMENT SOLUTIONS, LLC

By:
Title:	Date